Exhibit 10.37

Arch Coal, Inc.

November 14, 2018

Re: Retention Bonus
Dear _____________:
We value your contributions and continued service to Arch Coal, Inc. (the “Company”) and desire to provide you with a retention incentive bonus to secure your continued services to the Company.
This letter is to confirm the Company’s agreement with you to pay you a retention incentive bonus in an aggregate amount equal to $______ (the “Retention Bonus”) on the terms set forth in this letter. The Retention Bonus will become payable to you in three equal installments on each of October 25, 2019, 2020 and 2021 (each, a “Retention Date”), subject to your continued service as an employee [or consultant] to the Company through each applicable Retention Date; provided that, if you are terminated by the Company without Cause, you resign from employment with the Company for Good Reason, you are terminated by the Company due to your Disability or terminate by reason of your death, any unpaid portion of the Retention Bonus will be paid within 35 days following the effective date of such termination or resignation as long as you (except in the case of death) execute and do not revoke, within 30 days following your termination, a release of claims in substantially the form typically used by the Company. In addition, upon a Change in Control any unpaid portion of the Retention Bonus will be paid within 30 days following the date of the Change in Control, subject to your continued service as an employee [or consultant] to the Company through the date of the Change in Control. If you resign without Good Reason or are terminated for Cause, in each case, prior to the applicable Retention Date or the release of claims does not become effective following any other termination, you will immediately forfeit your right to any unpaid portion of the Retention Bonus. Each installment of the Retention Bonus will be paid in cash in a single lump sum, less applicable withholdings, within 30 days following the applicable Retention Date.
In addition to the Retention Bonus, in the event the Company’s actual performance against the corporate performance objectives in the annual incentive plan applicable to you exceeds the target performance levels for each of 2019, 2020 and 2021 as determined by the board of directors of the Company or a committee thereof (in either case, the “Board”), the Board may elect, in its sole discretion, to pay to you an additional incentive award equal to the product of (i) the average of the aggregate percentage by which the Company’s actual performance against the corporate performance objectives exceeded target performance for each of 2019, 2020 and 2021 and (ii) $______ (the “Additional Retention Bonus”). The Additional Retention Bonus, if any, will be paid following finalization of the Company’s audited year-end results for 2021, but no later than March 15, 2022, subject to your continued service as an employee [or consultant] to the Company through the date of payment.
For purposes of this letter agreement, “Cause” and “Disability” shall have the meanings given to such terms in your letter agreement with the Company dated as of __________ (the “Letter Agreement”), “Change in Control” shall have the meaning given to such term in the Company’s 2016 Omnibus Incentive

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Plan, and “Good Reason” shall mean the occurrence of any of the following events without your consent, (i) a material diminution in your title, duties, or responsibilities, (ii) a material reduction in your base salary or annual bonus opportunity (other than pursuant to an across the board reduction of not greater than 10% applicable to all similarly situated employees), (iii) the relocation of your principal place of employment more than fifty (50) miles from its current location, or (iv) a material breach by the Company of a provision of the Letter Agreement or any other material agreement between you and the Company.
This letter agreement shall be binding upon the Company and its affiliates and their respective successors and assigns and will be interpreted, enforced and governed under the laws of the State of Missouri and without regard to any applicable jurisdiction’s choice of law provisions. This letter agreement is not a contract of employment and does not create a guarantee of continued employment or service with the Company or any of its affiliates or successors.
This letter agreement supersedes any and all prior agreements, negotiations and discussions of the parties with respect to the matters expressly contained herein, and it contains the entire agreement of the parties with respect to those matters. The Retention Bonus and Additional Retention Bonus will not be taken into account for purposes of determining any severance payments or benefits that may be provided to you.
We thank you for your continued contributions to the success of the Company. Please indicate your acceptance of these terms by signing below and returning a signed copy to me.
/s/ Allen R. Kelley
Allen R. Kelley
Vice President, Human Resources

Agreed and Accepted:

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                        Date

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